EXHIBIT 10.1


                                MM2 GROUP, INC.
                        293 Eisenhower Parkway Suite 250
                              Livingston, NJ 07039
                                 (973) 422- 9644


                                                                  April 25, 2005


Mr. Stephen Wien
C/o Wien Group
525 Washington Blvd
Jersey City, NJ  07310

Re:      Wien Group, Inc.

Dear Mr. Wien:

         I am pleased to provide you with this non-binding letter of intent which describes, subject to the satisfactory completion of our due diligence and the execution of definitive documentation, the terms and conditions upon which MM2 will merge with the Wien Group.

REVERSE MERGER: Wien Group shall reverse merge with MM2, with Wien Group remaining as the surviving entity.

The existing shareholders of Wien Group will continue to own 6% of the outstanding shares of common stock of the newly combined entity.

Wien Group shall forward split its currently outstanding shares 2:1 such that there are 7.2 million shares outstanding at the time of closing of the reverse merger.

Wien Group, prior to the time of the reverse merger shall take such corporate action as may be required to increase the number of authorized shares to 300 million shares.

The shareholders of MM2 will exchange their ownership of the common stock of MM2 for 112,800,000 newly-issued shares of Wien Group.

Wien shall cause Wien Group to take such corporate actions as may be required to effectuate the reverse merger prior to the date of actual closing.

On the date of closing, all officers and directors of Wien Group shall resign, and Wien Group and its shareholders shall take such corporate action as may be required to name Mark Meller as Director and Chief Executive Officer, and Jerome Mahoney as Chairman of the Board of Directors.

CONSULTING: MM2 will pay Stephen Wien and/or his designees $200,000 cash, such sum to be paid by wire transfer at closing, as a consulting fee for rendering future corporate finance advisory services to MM2.

OTHER MATTERS: At the time of closing, Wien Group shall have no assets and no liabilities on its balance sheet.

Wien Group shall file its Form 10-Q for the period ending March 31, 2005 prior to the date of closing.

         FURTHER REPRESENTATIONS MM2 REPRESENTS AS FOLLOWS:

         1)       THAT IT  WILL  HAVE  $900,000  CASH ON ITS  BALANCE  SHEET  AT
CLOSING;

         2) THAT IT WILL HAVE, PURSUANT TO FINANCING DOCUMENTS EXECUTED IN MARCH 2005, AN ADDITIONAL $1,100,000 OF CASH ON ITS BALANCE SHEET WITHIN FIVE BUSINESS DAYS OF MM2 HAVING A FORM SB-2 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION DEEMED EFFECTIVE BY THAT AGENCY; AND

         3) THAT IT HAS, PURSUANT TO FINANCING DOCUMENTS EXECUTED IN MARCH 2005, AN EQUITY LINE OF CREDIT FACILITY IN PLACE FOR $10,000,000.

         4) SEPARATE AND APART FROM MAKING AVAILABLE THE EXECUTED DOCUMENTS DETAILING SUCH FINANCIAL ARRANGEMENTS TO WIEN GROUP, MM2 WILL, AT WIEN GROUP'S REQUEST, ARRANGE FOR A COLD COMFORT LETTER FROM THE INSTITUTIONAL INVESTOR WHO IS COUNTERPARTY TO THESE FUNDING ARRANGEMENTS, CONFIRMING THE FACT THAT THE INVESTOR WILL FUND IN ACCORDANCE WITH THE EXECUTED AGREEMENTS.

CLOSING: It is the intent of the parties to consummate this transaction on or about May 9, 2005.

         If you are in agreement with the terms of this letter of intent, please sign where indicated below. Upon receipt of the signed copy, we will proceed with our plans for consummating the transaction in a timely manner.

                                            Sincerely,

                                            /s/ Mark Meller
                                            ------------------------------
                                            Mark Meller
                                            Chief Executive Officer

AGREED TO AND ACCEPTED BY:
WIEN GROUP, INC.

/s/ Stephen Wien
-------------------------------------
Stephen Wien, Chief Executive Officer


/s/ Stephen Wien
-------------------------------------
Stephen Wien, Personally